Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Essex Elevator, Inc.	Iowa
GPRE Shenandoah, LLC	Delaware
Green Plains Grain Company LLC	Delaware
Green Plains Merger Sub, Inc.	Delaware
IN Merger Sub, LLC	Indiana
Superior Ethanol, L.L.C.	Iowa
TN Merger Sub, LLC	Tennessee